UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2025

BIOCARDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38999	23-2753988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Soquel Way Sunnyvale, California 94085
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-0120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BCDA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 19, 2025, BioCardia, Inc. (the “Company”) consummated the sale of 4,800,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and accompanying warrants to purchase up to 4,800,000 shares of Common Stock (the “Warrants” and, together with such shares of Common Stock, the “Securities”), at a combined offering price of $1.25 per share and Warrant pursuant to securities purchase agreements (the “Purchase Agreements”) by and between the Company and certain purchasers and pursuant to the Company’s Registration Statement (No. 333-290283) on Form S-1, declared effective by the Securities and Exchange Commission on September 18, 2025 (such offering, the “Offering”). Certain of the Company’s directors and executive officers purchased an aggregate of 734,400 shares of Common Stock and accompanying Warrants, representing gross proceeds of approximately $0.9 million in the Offering. The expected net proceeds to the Company from the Offering were $5.1 million after deducting placement agent fees and other offering expenses. Each Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

In addition, under the Purchase Agreements, the Company agreed to, subject to certain exceptions, not issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus or a prospectus supplement in connection with the at-the-market offering, and a registration statement on Form S-8), through November 18, 2025. H.C. Wainwright & Co., LLC, the placement agent in the Offering (the “Placement Agent”), may waive the terms of this lock-up agreement in its sole discretion and without notice. The Company also agreed not to effect or enter into an agreement to effect any issuance by it or its subsidiaries of any securities that involve a variable rate transaction (as defined in the Purchase Agreement) through March 19, 2026, subject to certain exceptions, such as the entry into and/or issuance of shares of Common Stock in an “at the market” offering with the Placement Agent as sales agent after November 18, 2025. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Each Warrant is exercisable at a price per share of $1.25. The Warrants expire on September 20, 2027. Each Warrant is immediately exercisable. The exercise price of the Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reorganizations or similar events affecting the Common Stock. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the shares of common stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding, with any such increase becoming effective upon 61 days’ prior notice to the Company.

The forms of Warrant, and Purchase Agreement are filed as Exhibits 4.1 and 99.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Warrants and Purchase Agreement are qualified in their entirety by reference to such exhibits.

Item 9.01 Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:
Exhibit No.	Description
4.1	Form of Warrant
99.1 (1)	Form of Securities Purchase Agreement dated September 18, 2025, by and among BioCardia, Inc. and the signatories thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Previously filed as Exhibit 10.9 to the registration statement on Form S-1 filed by us on September 16, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCARDIA, INC.

/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D.
President and Chief Executive Officer

Date: September 19, 2025